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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 10, 2001

             ------------------------------------------------------

                                    CRAY INC.
             (Exact name of registrant as specified in its charter)

             ------------------------------------------------------

     Washington                           0-26820                93-0962605
(State or other jurisdiction of         (Commission           (I.R.S. Employer
 incorporation or organization)         File Number)         Identification No.)

                        411 First Avenue South, Suite 600
                             Seattle, WA 98104-2860
                    (Address of principal executive offices)

        Registrant's telephone number, including area code: (206) 701-2000 Registrant's facsimile number, including area code: (206) 701-2500


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Item 5. Other Events.

        On May 10, 2001, Cray Inc. ("Cray") closed its transaction with NEC Corporation ("NEC") in which NEC appointed Cray as a distributor and NEC made an investment in Cray. Upon the closing, Cray became the exclusive distributor in North America for NEC present and future vector supercomputers, and, subject to applicable law, a non-exclusive distributor of those products in the rest of the world, including Japan but excluding certain customers in France. The distribution agreement has a term continuing until March 31, 2011, subject to provisions permitting early termination.

        The parties also agreed that Cray will perform installation and support services for all hardware and software to NEC's current customers in North America, subject to each customer's consent, and to those customers who acquire NEC vector supercomputers through Cray.

        The parties further agreed that Cray will absorb the operations of NEC's North American marketing arm, HNSX Supercomputers Inc. HNSX was founded in 1986 to market and support NEC high performance computers in North America. HNSX is headquartered in Littleton, Massachusetts, with marketing, support, performance and customer service centers in The Woodlands, Texas; and Montreal, Quebec, Canada, and with sales locations in the United States and Canada. HNSX supports North American customers involved in weather forecasting/climate modeling, seismic processing and product engineering, as well as basic and applied research.

        Cray plans to market the NEC vector supercomputers worldwide alongside its current Cray SV1(TM) series and future Cray SV2(TM) series vector systems. Cray believes that the NEC agreement will increase its revenues by providing a full spectrum of current and future vector products for customers to choose from. The transaction does not provide for any technology transfer between Cray and NEC.

        As part of the closing, NEC purchased from Cray 3,125,000 shares of Series A Convertible Preferred Stock ("Series A Stock") for $8.00 per share, or a total price of $25 million in cash, prior to fees and expenses estimated at approximately $65,000. Cray expects to use the net proceeds of the stock sale for working capital and other general corporate purposes.

        The Series A Stock accrues a cumulative dividend at the rate of 2% per annum, payable when, as and if declared by the Board of Directors. The dividend is payable in cash, except that upon the conversion of Series A Stock into common stock, the dividend is payable in shares of common stock.

        The Series A Stock has a liquidation preference equal to $8.00 per share of Series A Stock, plus any accrued but unpaid dividends. In the event of a liquidation of Cray, the holders of the Series A Stock would be entitled to receive in cash the liquidation preference in full before any proceeds of the liquidation were paid to the holders of common stock. In the event of a sale by Cray of substantially all of its assets or an acquisition of Cray in which holders of voting stock prior to the acquisition own less than 50% of the voting power of the surviving entity after the acquisition (a "Sale Transaction"), the holders of Series A Stock may elect to receive the liquidation preference, and in that event the liquidation preference would be paid in the kind of consideration paid to holders of common stock in the Sale Transaction.

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        The Series A Stock is not convertible into common stock unless the
Series A Stock is sold or in the event of a Sale Transaction. NEC has agreed not to sell the Series A Stock until two years after the closing date, unless the distribution agreement is sooner terminated. Any shares of Series A Stock that are sold by NEC or its affiliates automatically convert into common stock. In the event of a Sale Transaction, if the holders of Series A Stock do not elect to receive the liquidation preference, the holders of Series A Stock receive the same consideration as if the Series A Stock had converted into common stock. The conversion price is $8.00 per share, subject to anti-dilution adjustments, and therefore the Series A Stock is initially convertible in full into 3,125,000 shares of common stock. Cray has agreed, after the Series A Stock can be sold, to register the underlying common stock with the Securities and Exchange Commission for resale upon the request of NEC.

        Neither Cray nor the holders of Series A Stock have any redemption rights with respect to the Series A Stock. The holders of Series A Stock do not have any voting rights, except on matters that would adversely affect the Series A Stock, authorize additional shares of Series A Stock, authorize any equity securities senior to the Series A Stock, or as otherwise required by law.

        The sale of the Series A Stock to NEC was exempt from the registration provisions of the Securities Act, under Sections 4(2) and 4(6) of the Securities Act, and the rules and regulations thereunder, because of the nature of the investor and the manner in which the offering was conducted.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

     3.1   Restated Articles of Incorporation of Cray Inc.(1)

     3.2   Articles of Amendment Containing the Statement of Rights and
           Preferences of the Series A Convertible Preferred Stock of Cray Inc.

    10.1 Distribution Agreement between NEC Corporation and Cray Inc., dated as of February 28, 2001.(2)

    10.2   Sales and Marketing Services Agreement among NEC Corporation, HNSX
           Supercomputers, Inc. and Cray Inc., dated as of February 28, 2001.(2)

    10.3 Maintenance Agreement between NEC Corporation and Cray Inc., dated as of February 28, 2001.(2)

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(1)  Incorporated by reference to exhibit 3.1 of the report on Form 10-Q filed by Cray on August 14, 2000.

(2) Subject to confidential treatment. The omitted confidential information has been filed separately with the Securities and Exchange Commission.


                                   SIGNATURES


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        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CRAY INC.


                                        By: /s/ KENNETH W. JOHNSON
                                            ---------------------------------
                                                Kenneth W. Johnson
                                                Vice President - Finance

May 14, 2001